UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	July 18, 2012
(July 17, 2012)

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer
Identification No.)

1 Lakeland Park Drive
Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

(877) 645-7663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Beacon Roofing Supply, Inc. (“Beacon” or the "Company") announced on June 27, 2012, that its Executive Vice President and Chief Financial Officer, David R. Grace, will retire on January 1, 2013 due to health reasons. In connection with his separation from Beacon, the Company and Mr. Grace have executed a Severance Agreement dated July 17, 2012 (the “Agreement”) that includes a General Release to be executed on or about the separation date. The material terms of the Agreement are as follows: a) payment of base pay through the end of the current fiscal year (“fiscal 2012”) and 70% of base pay from October 1, 2012 through December 31, 2012; b) payment of any earned bonus for fiscal 2012; c) payment of severance pay at the base pay rate for 25 months; and d) provision of continued health insurance for him and his family at active employee rates until he reaches Medicare age or otherwise becomes eligible for other health benefits. In accordance with the terms of his equity awards, any unvested stock options and restricted stock awards will vest on December 31, 2012, as a result of his disability termination. Mr. Grace will make himself available during the severance period for consulting services on an as needed basis for no additional consideration.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date:	July 18, 2012	By:	/s/ David R. Grace
David R. Grace
Executive Vice President & CFO

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